EXHIBIT 10.4

August 1, 2017

GPB Debt Holdings II, LLC

535 West 24th Street, Floor 4

New York, New York 10011

VIA ELECTRONIC MAIL

Re: Letter Agreement to Convert Portion of Senior Secured Note

Dear Mr. Myrianthopoulos:

You are being sent this letter as GPB Debt Holdings ll, LLC is currently the holder (the "Holder" or "you") of that certain senior secured note in the original princi pal amount of $1,800,000 issued on A pril l, 2016 (attached hereto as Exhibit A, the "Note") by Duos Technologies Group, Inc., a Florida corporation (the "Company"), pursuant to which you are owed (i) remaining principal in the amount of $1,800,000 (the "Principal Payment Obligation"), (ii) accrued interest of $21,105 through July 31, 2017, and (iii) interest payments through April l, 2019 calculated based on the Principal Payment Obligation.

Our Current Financing

The Company was in the process of pursuing a public offering of its securities to raise up to $12,500,000 and list its securities onto the NASDAQ, which is being led by Joseph Gunnar & Co (the "Underwriter") and filed a registration statement on Form S-1. The Company has since revised its near-term strategy to raise a minimum of $5,000,000 in a public offering but remain listed on the OTC Markets OTCQB (the "Offering"). Therefore, the Company is contacting you to inform you of such changes to the Offering and hereby requests that you convert a portion of the Principal Payment Obligation, in the amount of $212,077.36 (the "Conversion Amount"), into common stock of the Company pursuant to the terms and conditions described herein.

What We Need From You

By executing and delivering this letter, you will hereby agree to automatically convert, contingent upon and at the time of closing of the Offering (the "Automatic Conversion"), the Conversion Amount into shares of common stock (the "Conversion Shares") of the Company at a conversion price equal to the price per share of common stock paid by the investors in the Offering (the "Conversion Price"). Pursuant to the terms and conditions of the Note, the Company shall continue to make its monthly interest payments as set forth on Schedule 1 hereto, beginning on September 1, 2017 with a payment of $63,632.69 representing July 2017, August 2017 and September 2017 interest payments and payments thereafter according to Schedule 1 until the Maturity Date. Notwithstanding the foregoing, on the Maturity Date (as defined in the Note), you shall have the right, but not the obligation, to "put" to the Company any Conversion Shares issued to you pursuant to the Automatic Conversion that have not been sold for redemption in cash, in the amount equal to the number of such put Conversion Shares multiplied by the Conversion Price, payable within five days of the Company's receipt of written notice indicating such election by the Holder. Additionally, you will also be issued warrants, on the same terms and in substantially the same form offered to investors in the Offering (the "Warrants"), except that such Warrants will be restricted securities, and will not trade on the OTC Markets OTCQB. Upon the triggering of the Automatic Conversion, the Company shall send you prompt written notice (the "Automatic Conversion Notice") specifying the Conversion Price and date upon which such conversion

duos technologies group, inc. | 6622 southpoint drive south | suite 310 | jacksonville,fl 32216

was effective (the "Effective Date") together with a new Note reflecting the terms of the old Note, except to the extent such terms have been modified by this letter. The Automatic Convers ion Notice will also contain instructions on surrendering to the Company your original Note; provided, however, the Automatic Conversion shall be effective on the Effective Date. For the avoidance of doubt, whether or not you surrender the original Note, such original Note shall be null and void upon execution of a new Note satisfactory to both you and the Company. The Company shall provide a draft new Note for your review and execution no less than 72 hours in advance of the Automatic Conversion Notice.

Additionally, in connection with the Automatic Conversion, you executed and delivered, as a condition to the Company's issuance and delivery of the shares of common stock underlying the Automatic Conversion, a lock-up agreement prohibiting the sale or other transfer of securities that you own in the Company for a period of six (6) months beginning on the date of the closing of the Offering, in form and substance reasonably required by the Underwriter. The foregoing lock up letter will remain in full force and effect in connection with the Offering through September 30, 2017.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Automatic Conversion at the Conversion Price as described herein. Notwithstanding anything contained herein, in the event the Offering is not consummated on or before ninety (90) days from the date hereof, this Letter Agreement will terminate and shall be of no further force and effect.

This Letter Agreement, together with the Note, contains the entire understandi ng between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to choice of law principles. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement , and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

***REMAINDER OF PAGE INTENTIONALLY LEFT BLANK***

Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

DUOS TECHNOLOGIES GROUP, INC.
By: /s/ Gianni B. Arcaini
Name: Gianni B. Arcaini
Title: Chief Executive Officer

ACCEPTED AND AGREED:

GPB DEBT HOLDINGS II, LLC

By: /s/ Evan Myrianthopoulos

Name: Evan Myrianthopoulos

Title: Managing Partner

***SIGNATURE PAGE TO LETTER AGREEMENT ***

SCHEDULE I

Interest Payment Amount	Date of Payment
$63,632.69(l)	September l, 2017
$21,281.64	October 1, 2017
$21,317.1l	November 1, 2017
$21,352.64	December 1, 2017
$21,388.22	January 1, 2018
$21,000.00(2)	February 1, 20 18
$21,035.00	March 1, 2018
$21,070.06	April 1, 2018(3)

(1)

The September 1, 2017 interest payment amount includes the aggregate amount of monthly interest payments for July l, 2017 in the amount of 21,175.58, August l, 2017 in the amount of $21,210.88, and September l, 2017 in the amount of $21,246.23.

(2)	The Company will also remit the additional interest accrued of $36,331.84 for 2017 by January 1, 2018 in accordance with the loan terms.
(3)	The Company will continue to make monthly interest payments each month thereafter in accordance with the loan terms.

EXHIBIT A

SENIOR SECURED NOTE

Attached.